Exhibit 99.1

Calgon Carbon Completes Acquisition of the European Activated Carbon and Filter Aid Business from CECA, a Subsidiary of Arkema Group

Transaction Creates More Balanced and Diverse Global Platform

PITTSBURGH--(BUSINESS WIRE)--November 2, 2016--Calgon Carbon Corporation (NYSE: CCC) (Calgon Carbon, or the Company) announced that it completed its acquisition of the wood-based activated carbon, reactivation and mineral-based filtration media business (the Activated Carbon and Filter Aid Business, or the Business) from CECA.

At closing, Calgon Carbon paid €140.7 million ($153.0 million) in cash and assumed €6.5 million ($7.1 million) of unfunded pension liabilities. The cash portion of the purchase price was funded through borrowings under the Company’s recently upsized $300 million revolving credit facility.

The combined company is expected to be an industry leader in the activated carbon and filtration media market, with enhanced diversification, a strong presence in Europe, and an expanded reach into emerging countries. The Business will be integrated into Calgon Carbon’s European operations and conduct business under the name Chemviron.

As previously communicated, the transaction is expected to be accretive to Calgon Carbon’s fully diluted earnings per share in 2017, excluding purchase accounting adjustments, by $0.08 to $0.11. The Company continues to expect to improve the Business’ EBITDA by 40% or more by 2019 through a combination of synergies, de-bottlenecking of the wood-based activated carbon manufacturing facility, and other operational improvement initiatives.

“I am extremely pleased to announce the completion of the acquisition of the Activated Carbon and Filter Aid Business – a transaction that is a natural and strategic fit for Calgon Carbon,” said Randy Dearth, Calgon Carbon’s Chairman, President, and Chief Executive Officer. “With its complementary wood-based activated carbon and reactivation services, and its adjacent diatomaceous earth and perlite filtration media capabilities, this addition creates a more balanced and diverse global platform from which we expect to deliver incremental value to our customers and shareholders.

“We welcome the talented European workforce of the Business to the Calgon Carbon team, and look forward to leveraging the combination of our deep operational knowledge and technical skills. Working together, our near-term value creation path for the Business continues to include completing the wood-based activated carbon manufacturing de-bottlenecking project that we believe will significantly enhance EBITDA margins,” concluded Mr. Dearth.

Houlihan Lokey acted as Calgon Carbon’s financial adviser and Jones Day acted as Calgon Carbon’s legal counsel for the transaction.

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products - in granular, powdered, pelletized and cloth form – for more than 700 distinct applications.

With the recent acquisition of complementary wood-based activated carbon and filtration media capabilities located in Europe, Calgon Carbon becomes an even more global and diverse industry leader in activated carbon, reactivation, and filtration media in the form of diatomaceous earth and perlites.

Headquartered in Pittsburgh, Pennsylvania, the Company employs approximately 1,400 people at 21 manufacturing, reactivation, and equipment fabrication facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron.

For more information about Calgon Carbon’s leading activated carbon, filtration media, and ultraviolet technology solutions, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding the acquisition of the Activated Carbon and Filter Aid Business, future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included herein and in the Company’s most recent Annual Report on Form 10-K pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein, including, without limitation, the Company’s ability to successfully integrate the Activated Carbon and Filter Aid Business and achieve the expected results of the acquisition, including any expected synergies and the expected accretion to earnings. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Some of the factors that could affect future performance of the Company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the Company’s most recent Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by the Federal securities laws of the United States.

CONTACT:
Calgon Carbon Corporation
Investors:
Dan Crookshank
Director – Investor Relations & Treasurer
412-787-6795
dcrookshank@calgoncarbon.com
or
Media:
Amanda Mushrush
Senior Manager – Global Communications
412-787-6667
amushrush@calgoncarbon.com